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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                            Commission File Number:  0-21732

                           PRIMADONNA RESORTS, INC.
             (Exact name of registrant as specified in its charter)

        31700 LAS VEGAS BOULEVARD SOUTH, PRIMM, NV 89019; (702) 679-7267

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Title of each class of securities covered by this Form:  Common Stock

Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains:  None

     Appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date: 1


     Pursuant to the requirements of the Securities Exchange Act of 1934, Primadonna Resorts, Inc. (registrant) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  February 28, 1999                   BY: /s/ John L. Shigley
                                              ---------------------------
                                           Name:  John L. Shigley
                                           Title: Chief Financial Officer